Exhibit 10.12
VWR INTERNATIONAL, LLC
SUPPLEMENTAL BENEFITS PLAN
(As Amended and Restated Effective January 1, 2005)
1. Purpose. The purpose of this Supplemental Benefits Plan (the “Plan”) is to provide retirement compensation to specifically designated participants of the VWR International, LLC Retirement Plan (the “Retirement Plan”) under the terms of the Retirement Plan without regard to limitations on benefits imposed under §415 and §401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), which apply to the Retirement Plan, and without regard to deferral elections under the VWR International, LLC Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”). This Plan is to be unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of §201(2), §301(a)(3), and §401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan as amended and restated effective January 1, 2005, is also intended to comply with the requirements of Code §409A.
2. Effective Date. This Plan (formerly known as the VWR Corporation Supplemental Benefits Plan) was established effective March 1, 1986. The effective date of the Plan as amended and restated herein is January 1, 2005.
3. Participation. This Plan shall include only those management or highly compensated employees of VWR International, LLC (“VWR”) who have been specifically designated by the President of VWR as eligible to participate in this Plan. Such employees shall be referred to hereinafter as “Participants.” An employee’s designation as a Participant may be revoked by the Compensation Committee of the Board of Directors of VWR at any time upon recommendation of the President of VWR. Upon such revocation, the employee shall be entitled only to benefits that may have accrued and become vested under the Plan on or before the date of such revocation.
4. Benefit Determination Date. Benefits shall be determined under this Plan as of the earlier of a Participant’s Separation from Service with VWR and its affiliates (within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto) or the Participant’s Freeze Date (as defined under the Retirement Plan as in effect on and after June 1, 2005).

5. Benefit Amount. The benefits under this Plan, in the form of a single life annuity commencing at the Participant’s Regular Retirement Date (as determined under the Retirement Plan), shall be determined as follows:
(a) Except as provided in §5(b), the amount of such benefit shall equal the difference, if any, between (i) and (ii) below:
(i) The vested monthly benefit for the life of the Participant, as calculated under the Retirement Plan, without regard to the limitations described in Code §415 and §401(a)(17), as amended from time to time, and as described in regulations and publications issued under those Code Sections, and, effective on and after May 1, 2007, as if amounts deferred under the Nonqualified Plan were included in “Earnings” under the Retirement Plan.
(ii) The vested monthly benefit for the life of the Participant, as calculated under the terms of the Retirement Plan.
(b) The benefit of a Participant identified in Appendix A shall equal the sum of the amount determined under §5(a) plus an amount equal to the difference, if any, between (i) and (ii) below:
(i) The vested monthly benefit for the life of the Participant calculated under the terms of the Retirement Plan as if he or she were credited with the number of years or partial years of Credited Service set forth in Appendix A in addition to his or her actual Credited Service under the Retirement Plan.
(ii) The vested monthly benefit for the life of the Participant, as calculated under the terms of the Retirement Plan.
6. Grandfathered Benefit Amount. A Participant’s “Grandfathered Benefit Amount” shall be the amount, if any, determined under §5 as of December 31, 2004, in accordance with the terms of the Plan as in effect on October 3, 2004, and with Treas. Reg. §1.409A-6(a)(3) or any successor thereto. A Participant’s “Nongrandfathered Benefit Amount” as of any date after December 31, 2004, shall equal the excess of the amount determined under §5 as of such date over his or her Grandfathered Benefit Amount (if any) (including any benefit to which the Participant is entitled pursuant to §5(b)).
7. Date and Form of Payment – Before 2009. In the case of a Participant whose Annuity Starting Date (as defined for purposes of the Retirement Plan) is on or before December 31, 2008, benefit amounts under this Plan shall commence at the same time as the benefit under the Retirement Plan commences. The benefit shall be paid in the same form as the benefit is paid under the Retirement Plan, and the same early commencement reduction factors and actuarial equivalent assumptions shall be used as under the Retirement Plan.
8. Date and Form of Payment – After 2008. The following rules shall apply with respect to a Participant who has not had an Annuity Starting Date prior to January 1, 2009:
(a) Benefit payments under this Plan attributable to a Participant’s Grandfathered Benefit Amount shall commence at the same time as the benefit under the Retirement Plan commences. The benefit shall be paid in the same form as the benefit is paid under the Retirement Plan, and the same early commencement reduction factors and actuarial equivalent assumptions shall be used as under the Retirement Plan.

(b) A Participant’s Nongrandfathered Benefit Amount shall be paid as follows:
(i) In the case of a Participant who, as of December 31, 2008, is not a Grandfathered Participant (as defined under the terms of the Retirement Plan as in effect on such date), the Nongrandfathered Benefit Amount shall be paid in a single lump sum upon the Participant’s Separation from Service.
(ii) In the case of a Participant who, as of December 31, 2008, is a Grandfathered Participant, the Nongrandfathered Benefit Amount shall be paid in the form of a single life annuity for the life of the Participant commencing during the 90-day period beginning on the date of the Participant’s Separation from Service (provided that if such 90-day period overlaps more than one taxable year of the Participant, the Participant shall have no right to designate the taxable year of the payment), except as follows:
(A) A Participant may elect, in accordance with §8(b)(ii)(C), to receive his or her Nongrandfathered Benefit Amount in the form of (i) a 50% joint and survivor annuity with his or her spouse, (ii) a 100% joint and survivor annuity with his or her spouse, (iii) a life annuity with 10 years certain, or (iv) a single lump sum.
(B) A Participant may elect, in accordance with §8(b)(ii)(C), that payments will be made or commence as of a date specified by the Participant, if later than the Participant’s Separation from Service.
(C) A payment election under this §8(b)(ii) shall be effective only if made not later than December 31, 2008; provided, however, that:
(I) A Participant may make a new election regarding the time and form of payment if (i) the new election is made at least 12 months prior to the date on which (or the first day of the 90-day period during which) benefit payments would otherwise be made or commence and does not take effect for at least 12 months, and (ii) the specified payment date under the new election is at least five years after the date on which (or the first day of the 90-day period during which) payment would otherwise have been made or commenced; and
(II) A Participant who has elected an annuity form of payment may make a new election of a different annuity form of payment at any time prior to the date as of which benefit payments are to commence.
Notwithstanding the foregoing, (i) payment of a Participant’s Nongrandfathered Benefit Amount shall not commence earlier than the Participant’s 55th birthday or later than April 1 of the calendar year following the calendar year in which the Participant reaches age 70 1/2, and (ii) in the event a Participant is a “specified employee” within the meaning of Code §409A(a)(2)(B)(i) and the benefit is payable upon the Participant’s Separation from Service, the 90-day period described above shall not begin earlier than the earlier of (i) the date six months after such Separation from Service, or (ii) the date of the Participant’s death.

(iii) For purposes of this §8(b), the same early commencement reduction factors shall be used as under the Retirement Plan, and the following actuarial assumptions shall be used for purposes of converting between forms of payment:

Interest:	7%

Mortality:	UP-1984 Mortality Table, with ages set back 1-1/2 years
(iv) For purposes of this §8(b), an amount shall be treated as made as of a specified date or period if such amount is actually paid no later than the later of (i) December 31 of the calendar year including such date or the first day of such period, or (ii) the 15th day of the third calendar month following the month including such date or the first day of such period, provided that the Participant shall have no right to designate the taxable year in which the payment is made.
(c) Notwithstanding the foregoing, in the event the Plan fails to satisfy the requirements of Code §409A and the regulations thereunder with respect to a Participant, the Participant shall receive a distribution of his or her benefit, not to exceed the amount required to be included in the Participant’s income under Code §409A as a result of such failure. Subsequent benefit payments, if any, shall be actuarially reduced to reflect any amount distributed under this §8(c).
9. Spouse’s Death Benefit. If a Participant dies prior to commencement of his or her benefit under §7 and §8 above, no benefit shall be payable thereunder. Instead, if a death benefit is payable under the Retirement Plan to a spouse of the Participant, that spouse shall be eligible to receive benefits under this Plan as follows:
(a) The total death benefit shall be calculated in the same manner as under §5; that is, the death benefit under this Plan shall equal (a) the difference, if any, between (i) the spouse’s death benefit calculated under the Retirement Plan without regard to the limitations described in Code §415 and §401(a)(17) and, effective on and after May 1, 2007, as if amounts deferred under the Nonqualified Plan were included in “Earnings” under the Retirement Plan, and (ii) the spouse’s death benefit as calculated under the terms of the Retirement Plan which includes limitations described in Code §415 and §401(a)(17), plus (b) in the case of a Participant identified in Appendix A, the difference between (i) the spouse’s death benefit calculated under the Retirement Plan as if the Participant had been credited with the additional number of years or partial years of Credited Service set forth in Appendix A, and (ii) the spouse’s death benefit as calculated under the terms of the Retirement Plan.

(b) To the extent, if any, that the death benefit determined under §9(a) was deferred under the Plan prior to January 1, 2005, as determined under Treas. Reg. §1.409A-6(a)(3) or any successor thereto and the terms of the Plan as in effect on October 3, 2004, such death benefit shall be paid at the same time and in the same form as the death benefit is paid to the spouse under the Retirement Plan.
(c) The Participant’s spouse shall be entitled to a lump-sum payment, payable during the 90-day period beginning on the date of the Participant’s death, equal to the actuarial equivalent of the excess (if any) of the death benefit determined under §9(a) over the death benefit payable under §9(b); provided that the spouse shall have no right to designate the taxable year of the payment if such 90-day period overlaps more than one taxable year. For purposes of this §9(c), an amount shall be treated as made during a 90-day period if such amount is actually paid no later than the later of (i) December 31 of the calendar year including the first day of such period, or (ii) the 15th day of the third calendar month following the month including the first day of such period, provided that the spouse shall have no right to designate the taxable year in which the payment is made.
10. Reemployment After Payments Begin. If a Participant is reemployed after benefits commence, the Participant shall continue receiving benefits under this Plan.
11. Termination and Amendment of the Plan. This Plan shall continue in effect until terminated by resolution of the Board of Directors. In the event of such termination, all amounts accrued and vested to the date of termination shall be payable pursuant to the terms of this Plan as if the Plan had not been terminated. The Plan may be amended from time to time by resolution of the Board of Directors (including any amendment that applies to a Participant who has had a Separation from Service). The Benefit and Retirement Plan Committee (the “Committee”) may also approve and execute changes of a technical nature to the Plan which do not materially affect the substance thereof and which, in the opinion of the Committee, are necessary and desirable. No amendment or terminating resolution shall reduce any vested benefit accrued to the date of the resolution amending or terminating the Plan. This Plan is intended to be exempt from the provisions of Parts 2, 3, and 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.
12. Source of Benefit Payments. No Participant shall acquire any property interest in any assets of VWR as a consequence of participating in this Plan. A Participant’s rights are limited to receiving payments as set forth in this Plan. The Plan is unfunded, and to the extent that any Participant acquires a right to receive benefits, such right shall be no greater than the right of any unsecured general creditor of VWR. Any funds of VWR available to pay benefits under the Plan shall be subject to the claims of general creditors of VWR and may be used for any purpose by VWR.
13. Committee. This Plan shall be administered by the Committee. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, including the power to construe and interpret disputed or doubtful terms. To the maximum extent permissible under law, the determinations of the Committee on all such matters shall be final and binding upon all persons involved.

14. Claims Procedure.
(a) Right to Make Claim. A Participant or beneficiary or his or her authorized representative (hereinafter, “Claimant”) who disagrees with the Committee’s determination of his or her right to Plan benefits must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. The claim must include the important issues the Claimant believes support the claim. The Committee, pursuant to the authority provided in this Plan, shall either approve or deny the claim.
(b) Process for Denying a Claim. The Committee’s partial or complete denial of an initial claim must include an understandable written or electronic response setting forth, in a manner calculated to be understood by the Claimant, (i) the specific reasons why the claim is being denied (with specific reference to the pertinent Plan provisions on which the denial is based), (ii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, and (iii) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under §502(a) of ERISA following an adverse benefit determination on review.
(c) Appeal of Denial and Final Review. A Claimant may request in writing that the Committee review the claim denial. The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The Claimant shall also have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and the Committee shall take into account all such information submitted without regard to whether such information was submitted or considered in the initial benefit determination.
The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall also include (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the Claimant’s claim for benefits, and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the Claimant’s right to bring an action under §502(a) of ERISA.
(d) Time Frame. The initial claim, its review, appeal, and final review shall be made in a timely fashion, subject to the following time table:

Days to Respond
Action	From Last Action
Committee’s initial decision	90 days
Interested party requests final review	60 days
Committee’s final decision	60 days

However, the Committee may take up to twice the maximum response time for its initial and final review if it provides an explanation in writing within the normal period of why an extension is needed and when its decision will be forthcoming. In the event the Claimant fails to submit information necessary to decide a claim, the applicable period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.
(e) Compliance with Regulations. The claims procedure of this Plan shall be administered in accordance with the claims procedure regulations of the Department of Labor set forth at 29 C.F.R. §2560.503-1.
(f) Exhaustion of Remedies. A Claimant shall have no right to bring any action in any court regarding a claim for benefits prior to filing a claim for benefits and exhausting his or her rights to review under this §14 in accordance with the time frames set forth herein.
15. Nonalienation. The right of any person to receive payments under this Plan shall not be subject to any type of assignment or pledge, nor shall such right be liable for or subject to the debts, contracts, liabilities, or torts of such person.
16. No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed by VWR or to continue in the employ of VWR.
17. Withholding. Benefit payments shall be subject to applicable Federal, state, and local withholding for taxes.
18. Successors. In the event of any consolidation, merger, acquisition, or reorganization, the obligations of VWR under this Plan shall continue and be binding on VWR and its successors.
19. Plan Year. The plan year of the Plan shall be the calendar year.
20. Governing Law. This Plan shall be construed in accordance with applicable Federal law, and, to the extent Federal law is inapplicable, under the laws of the Commonwealth of Pennsylvania (without reference to principles of conflicts of law); provided, however, that the term “spouse” shall be construed in accordance with Federal law.
21. Headings. The headings of the Sections of the Plan are for reference only. In the event of a conflict between a heading and the contents of a Section, the contents of the Section shall control.

22. Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were also used in any other applicable gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.
23. Top-Hat Plan. While, as stated in §1, this Plan is intended to cover a “select group of management or highly compensated employees,” in the event it is determined not to be a plan described in §201(2), §301(a)(3), and §401(a)(1) of ERISA, it shall be deemed to be two plans, one covering the group that consists of a select group of management or highly compensated employees and the other covering the group that does not meet this definition.
24. Construction. This Plan is intended to comply with the requirements of Code §409A and shall be construed and interpreted in accordance therewith in order to avoid the imposition of additional tax thereunder.
DATED the 22nd day of December, 2008.

VWR INTERNATIONAL, LLC
By:	/s/ George Van Kula

APPENDIX A
The following Participant shall be credited with the following number of years or partial years of Credited Service for purposes of §5(b) of the Plan:

Name	Additional Credited Service
Matt Malenfant	9 additional years